EXHIBIT 5.1

DAVIS & ASSOCIATES
(A PROFESSIONAL LAW CORPORATION)
-SECURITIES, BUSINESS & INTERNATIONAL LAWYERS-

LOS ANGELES
Ritz Carlton Annex
(310) 823-8300/fax (310) 301-3370   NEWPORT BEACH
Balboa Bay Club Annex
(949) 631-1142

Respond To:
P.O. Box 12009
Marina Del Rey, CA
90295-3009

June 3, 2011

Cord Blood America, Inc.
501 Santa Monica Blvd, Suite 700
Santa Monica, CA 90401

We have acted as counsel to Cord Blood America, Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the
Ladies and Gentlemen,

 “Registration Statement”) of an aggregate of 1,000,000 shares of Common Stock of the Company, for issuance in the future; all such shares to be issued pursuant to the Company’s  2011 Flexible Stock Plan (the “Plan”).  Such shares issuable pursuant to the Plan are referred to herein as the “Shares”.

As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, agreements, documents, instruments and certificates of law, as we deemed necessary or appropriate in order to enable us to render the opinion expressed below.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares, upon issuance by action by the Company’s Board of Directors, and when issued in accord with the terms and provisions of the Plan, will be duly and validly authorized, and validly issued, fully paid and non-assessable Shares of the Common Stock of the Company.

We are admitted to practice in the State of California, and are not admitted to practice in the State of Florida.  However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Florida as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Florida corporation.  This opinion letter is limited to the laws of the State of California and, to the extent set forth above, Florida Corporate Law, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws in any other jurisdiction.

The opinion stated herein is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.  This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this Opinion as an exhibit to the Form S-8 Registration Statement, and to the use of our name wherever it appears in said Registration Statement. In giving our consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC issued there under with respect to the Registration Statement, or with respect to this Opinion as an Exhibit or otherwise, nor do we consider ourselves within the category of persons whose “consent” is required by Section 7 of said Act.

We consent to the filing of this Opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Donald G. Davis
DAVIS & ASSOCIATES

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